77C) Submission of Matters for a Vote of Security Holders

On August 27, 2004 a Special Meeting of Shareholders of the Navellier Aggressive Growth Portfolio was held in order to vote on the following matter:

1. To approve a proposed Agreement and Plan of Reorganization (the "Plan"), whereby The Navellier Aggressive Growth Portfolio ("Portfolio") would transfer all of its assets to The Navellier Aggressive Micro Cap Portfolio of The Navellier Performance Funds (the "Acquiring Fund") in a tax-free exchange for shares of beneficial interest in the Acquiring Fund that would be distributed to the shareholders of the Portfolio. Also, as part of the Plan, the Acquiring Fund would assume all valid liabilities of the Portfolio. The acquisition was approved as follows:

In Favor                   Against                  Abstain
--------                   -------                  -------
884,859                    46,464                   69,534

      A quorum for the Portfolio must be present in person or represented by Proxy for the transaction of business at the Meeting. The holders of record of one-third of the Portfolio Shares outstanding at the close of business on June 29, 2004 present in person or represented by proxy will constitute a quorum for the Meeting of the Shareholders of the Portfolio. A quorum being present, the approval at the Meeting by the shareholders of the Portfolio for the proposed Reorganization requires the affirmative vote of at least 67% of the outstanding shares of the Portfolio present in person or represented by proxy at the Meeting if more than 50% of the outstanding shares of the Portfolio are present in person or represented by proxy or more than 50% of the outstanding shares entitled to vote, whichever is less.

      The votes represented in the table above constitute 56.15% of the total outstanding shares entitled to vote as of the record date. Of the total shares voted 88.41% voted in favor of the proposal, 4.65% voted against the proposal and 6.95% abstained. Hence, the proposed Agreement and Plan of Reorganization was approved by the Shareholders of the Navellier Performance Funds, Navellier Aggressive Growth Portfolio.